Filed pursuant to Rule 424(b)(5)

Registration File No. 333-282802

AMENDMENT NO. 6 DATED April 2, 2026

to Prospectus Supplement dated November 1, 2024

(to Prospectus dated November 1, 2024)

Up to $76,077,218 of Shares of Common Stock

This Amendment No. 6 (this “Amendment”) to the Prior Prospectus (as defined below) amends and supplements the information in the prospectus, dated November 1, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) as part of our registration statement on Form S-3 (File No. 333-282802) (the “Registration Statement”), as previously supplemented by our prospectus supplement, dated November 1, 2024, as amended by Amendment No. 1, dated January 15, 2025, Amendment No. 2 dated February 6, 2025, Amendment No. 3 dated February 10, 2025, Amendment No. 4 dated February 19, 2025, and Amendment No. 5 dated March 10, 2025 (collectively, the “Prospectus Supplements,” and together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $3,556,586 pursuant to the terms of that certain Sales Agreement, dated October 23, 2024 (the “Sales Agreement”), with A.G.P./Alliance Global Partners (“A.G.P.”). This Amendment should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We were previously subject to limitations of General Instruction I.B.6 of Form S-3, as described in the Prior Prospectus, however, as of March 24, 2026, our public float exceeded $75.0 million. Accordingly, we are no longer subject to such limitations and may offer and sell securities pursuant to General Instruction I.B.1 of Form S-3. As a result, pursuant to the Sales Agreement, this Amendment increases the aggregate amount of shares of common stock that may be offered and sold under the Prospectus Supplement from $3,556,586 to up to $76,077,218 as of the date of this Amendment.

We are an “emerging growth company” and a “smaller reporting company,” as defined under U.S. federal securities laws, and are subject to reduced public company reporting requirements. Our shares of common stock are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CDT”. The last reported sale price of our shares of common stock on April 1, 2026 was $5.10 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-4 OF THE PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2024 AND THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND THE PRIOR PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Amendment or the Prior Prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this Amendment is April 2, 2026